Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

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May 14, 2019

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Re:	Registration Statement on Form S-8; 632,991 Shares of Class A Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Rosehill Resources Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 632,991 shares of Class A common stock, par value $0.0001 per share (the “Shares”), pursuant to that certain Inducement Restricted Stock Unit Agreement and that certain Inducement Performance Share Unit Agreement, each dated as of May 14, 2019 and by and between the Company and David L. French, the Company’s President and Chief Executive Officer (collectively, the “Award Agreements”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer

© LATHAM & WATKINS LLP 2007

May 14, 2019

agent and registrar therefor in the name or on behalf of David L. French, and have been issued by the Company against payment therefor in accordance with the Award Agreements, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, and the Shares will be fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP